UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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BE Aerospace, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 26, 2011

Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Tuesday, July 26, 2011 for the following purposes:

1.         To elect two Class II Directors;

2.         To consider and act upon a proposal to approve compensation paid to Named Executive Officers of BE Aerospace, Inc.
 on an advisory basis;

3.         To consider and act upon a proposal to approve the frequency of the advisory vote on executive compensation;

4.         Ratification of appointment of Independent Registered Public Accounting Firm; and

5.         To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on June 3, 2011 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

RYAN M. PATCH
Secretary

Wellington, Florida
June 17, 2011

i

BE AEROSPACE, INC.
ANNUAL MEETING OF STOCKHOLDERS
July 26, 2011

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 17, 2011.

The enclosed form of proxy is solicited on behalf of BE Aerospace, Inc. (the “Company”) to be voted at the 2011 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Tuesday, July 26, 2011, or at any adjournment thereof.

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Central Time, on July 26, 2011 to be counted.

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To vote on the internet, go to http://www.investorvote.com to complete an electronic proxy card.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 1:00 a.m. Central Time, on July 26, 2011 to be counted.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person.  Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company.  In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders.  Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies.  The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $7,000 plus expenses.  The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below.  The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on June 3, 2011 are entitled to receive notice of and to vote at the meeting.  As of April 26, 2011 the Company had 103,493,059 shares of common stock issued and 103,115,223 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter.  Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting.  The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors.  The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposal No. 2. and No. 4.  The option that receives the highest number of votes properly cast for the frequency to hold the say-on-pay vote, as described in Proposal No. 3, will be considered the preferred frequency.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposals No. 2 and No. 4 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal and will count the total number of votes cast for each option for purposes of determining which option has received the highest number of votes for Proposal No. 3.  The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals No. 2, No. 3 and No. 4; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals No. 2, No. 3 and No. 4.  “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2010 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

BE Aerospace, Inc.’s Proxy Statement and Annual
Report on Form 10-K is available at
www.beaerospace.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors (the “Board”) nominees for election and re-election to the Board and will consider nominations submitted by stockholders.  The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board of Directors, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board of Directors that is strong in its collective skills and experience with respect to finance, leadership, business operations and industry knowledge.  The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board of Directors, on an annual basis, the current composition of the Board of Directors in light of characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs.  All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees.  The needs of each Committee are also reviewed when considering nominees to the Board.  In connection with its most recent annual review, the Nominating and Corporate Governance Committee recommended the nomination of Messrs. Robert J. Khoury and Jonathan M. Schofield, two of our directors currently designated as Class II Directors, whose terms expire at the meeting, to serve as Class II Directors for a term of three years, expiring at the 2014 Annual Meeting of Stockholders.  If Messrs. Khoury and Schofield are re-elected, the Nominating and Corporate Governance Committee as well as the Chairman and the full Board believe that the Board of Directors will have an excellent Board composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge.  The biographies of Messrs. Khoury and Schofield and our continuing current directors below contain information regarding each nominee’s and continuing current directors’ experience, qualifications and skills.  When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board of Directors and the needs of the Board of Directors at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability.  In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skills and expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board.  In addition, no director may sit on the Board, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business.  We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our registered address in Wellington, Florida.  This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.  The notice must be given no later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, ten days after such notice.  Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated.  Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2011 Annual Meeting of Stockholders.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Robert J. Khoury and Jonathan M. Schofield, two of our directors currently designated as Class II Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve.  The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Robert J. Khoury and Jonathan M. Schofield will serve as Class II Directors for a term of three years, expiring at the 2014 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Robert J. Khoury and Jonathan M. Schofield will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director
Since

ROBERT J. KHOURY, 69	1987

Robert J. Khoury has been a Director since July 1987, when he co-founded the Company.  On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000.  From April 1996 through August 2000, he served as Vice Chairman of the Company.  Mr. Khoury currently serves on the Board of Governors of the Aerospace Industries Association.  Mr. Khoury currently serves on the Board of Directors of Mar-Test, Inc., a leading provider of low-cycle fatigue testing for the aerospace and medical industries. Mr. Khoury has his Professional Director Certification from the American College of Corporate Directors.  Mr. Khoury is the brother of Amin J. Khoury, our Chairman and Chief Executive Officer.  During Mr. Khoury’s 20-year tenure as COO and/or CEO he oversaw the integration of numerous acquired businesses including the alignment of our business processes and I.T. systems across all functions, implemented lean manufacturing and oversaw the implementation of best practices in human resources.  These experiences, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board of Directors.

JONATHAN M. SCHOFIELD, 70	2001

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. Prior to 1989 Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Aero Sat, Inc., Nordam Group, and TurboCombustor Technology, Inc. and is a trustee of LIFT Trust. Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and CEO of Airbus North America, and as President of United Technologies International during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualifies him to serve as a member of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors

	Director	Term
Name, Age, Business Experience and Current Directorships	Since	Expires

CHARLES L. CHADWELL, 70	2007	2012

Charles L. Chadwell has been a Director since January 2007. He was the Vice President and General Manager, Commercial Engine Operations for GE Aircraft Engines, from which he retired in 2002. After joining General Electric in 1965, he held a variety of management positions, including: Program Manager, CF6-80C program; Plant Manager, GE Aircraft Engines’ Wilmington, North Carolina plant; General Manager, GE Aircraft Engines’ Sourcing Operations; General Manager, Production Operations, GE Aircraft Engines’ Lynn, Massachusetts plant; Vice President, GE Aircraft Engines Human Resources; and Vice President and General Manager, Production and Procurement, GE Aircraft Engines. Mr. Chadwell currently serves on the Boards of Spirit AeroSystems Holdings Inc., Parkway Products Inc. and is Chairman of the Board of PaR Systems. Mr. Chadwell’s education and business experience, including his senior management roles with General Electric in human resources, production and procurement, program management, and as a general manager with oversight responsibilities for engineering, supply chain and procurement, production, finance and human resources, as well as his intimate knowledge of our business and industry, qualifies him to serve as a member of our Board of Directors.

RICHARD G. HAMERMESH, 63	1987	2012

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 25 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 24 years as a member of our Board of Directors), uniquely qualifies him to serve as a member of our Board of Directors.

AMIN J. KHOURY, 72	1987	2012

Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he co-founded the Company. Effective December 31, 2005, Mr. Amin J. Khoury was appointed Chief Executive Officer. Mr. Amin J. Khoury also served as the Company’s Chief Executive Officer until April 1, 1996. Since 1986, Mr. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial maxillofacial and spine implants. Mr. Khoury has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics Group. Mr. Khoury’s education, his business experience, which includes having co-founded our Company, and serving as Chairman and CEO since 1987, during which he was primarily responsible for the development and execution of our business strategies which resulted in the growth in our business from a single product line business with $3.5 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world’s leading distributor of consumable products, with annual revenues in 2010 of nearly $2.0 billion, uniquely qualify him to serve as a member of our Board of Directors.

Mr. Khoury has led both our acquisition strategy and our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 24 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors.

	Director	Term
	Since	Expires

JIM C. COWART, 59	1989	2013

Jim C. Cowart has been a Director since November 1989.  Since March, 2010, Mr. Cowart has been a director of Beers Enterprises, Incorporated, a privately held, leading provider of broadcast video transport services for domestic and international networks, common carriers, producers or distributors of live broadcast programming. Since July 2009, Mr. Cowart has been Chairman of Central Fiber LLC, a privately held manufacturer of cellulose fiber products.  From September 2005 through December 2010, Mr. Cowart was a Director of EAG Inc., a privately held company, a predecessor of which was a company listed on the London Stock Exchange, which provides microanalytic laboratory services including surface analysis and materials characterization.  Since September 2004, Mr. Cowart has been Chairman and Chief Executive Officer of Auriga Medical Products GmbH, a now dormant distributor of medical devices.  He is a Principal of Cowart & Co. LLC and Auriga Partners, Inc., private capital firms that provide strategic planning, competitive analysis, financial relations and other services.  From August 1999 to May 2001, he was Chairman of QualPro Corporation, an aerospace components manufacturing company.  From January 1993 to November 1997, he was the Chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.  Mr. Cowart has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics Group.  Mr. Cowart’s education, including extensive director continuing education, his business experience, including positions as Chairman and CEO of public and private companies in various industries (including aerospace), his experience as a venture capitalist and investment banker, and his intimate knowledge of our business and industry (due to his 22 years as a member of our Board of Directors) uniquely qualifies him to serve as a member of our Board of Directors.

ARTHUR E. WEGNER, 73	2007	2013

Arthur E. Wegner has been a Director since January 2007. Mr. Wegner retired in 2000 as Executive Vice President of Raytheon Company and Chairman of Raytheon Aircraft. He joined Raytheon Company in July 1993 as a Senior Vice President and was appointed Chairman and CEO of Raytheon’s Beech Aircraft Corporation. In September 1994, he was appointed Chairman and CEO of Raytheon Aircraft, which was formed by the merger of Raytheon subsidiaries Beech Aircraft and Raytheon Corporate Jets. He became Chairman of Raytheon Aircraft in 2000. He was elected an Executive Vice President of Raytheon Company in March 1995. Mr. Wegner joined the Raytheon Company after 20 years with United Technologies Corporation (UTC), where he was Executive Vice President and President of UTC’s Aerospace and Defense Sector. Prior to that he was President of UTC’s Pratt and Whitney Division. Mr. Wegner is a past Chairman of the Board of Directors of the General Aviation Manufacturers Association and the Aerospace Industries Association. During the course of Mr. Wegner’s career he oversaw all aspects of the business including engineering, manufacturing, supply chain and procurement, finance and human resources. These experiences together with Mr. Wegner’s educational background, his vast business experience in the aerospace industry and his intimate knowledge of our business and industry, uniquely qualifies him to serve as a member of our Board of Directors.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board of Directors held seven meetings during 2010.  All of the current directors attended all of the meetings.  The Board of Directors currently has three standing Committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.  Each current director attended all of the meetings of the Committees of the Board of Directors on which they served during 2010.  All members of our Board of Directors attended the 2010 Annual Meeting of Stockholders.  The Board of Directors has determined that Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner are independent under NASDAQ National Market rules.

The Audit Committee is currently composed of Messrs. Cowart, Hamermesh and Wegner, with Mr. Cowart acting as Chairman.  The Audit Committee held four meetings during 2010.  The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ National Market and SEC rules.  The Audit Committee operates under a written charter adopted by and approved by our Board of Directors.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner with Mr. Schofield acting as Chairman.  The Nominating and Corporate Governance Committee held one meeting during 2010.  The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board of Directors by actively identifying individuals qualified to become Board members and recommending to the Board of Directors the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters.  All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ National Market rules.  The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board of Directors.  All of the members of the Nomination and Corporate Governance Committee support the nominations of Messrs. Khoury and Schofield.

The Compensation Committee is currently composed of Messrs. Chadwell and Schofield.  The Compensation Committee held four meetings during 2010.  The Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and oversees the Company’s incentive and compensation plans.  All of the members of the Compensation Committee are independent as defined by NASDAQ National Market rules.  The Compensation Committee operates under a written charter adopted and approved by our Board of Directors.

The Compensation Committee is not authorized to delegate any of its authority described herein to any other persons (other than a subcommittee).  Our CEO, COO and CFO attended portions of some or all of the Compensation Committee meetings during 2010 at the invitation of the Compensation Committee.  Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets.  Our Vice President-Law & General Counsel also attended selected meetings during 2010 to provide the Compensation Committee with information to consider in respect to his area of expertise.  Our Vice President-Law & General Counsel also serves as secretary to the Compensation Committee.  On no occasion were any of our Named Executive Officers involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section.  Please note that the information contained in or connected to our website is not intended to be a part of this proxy statement.

Board Diversity

The Chairman of the Board of Directors together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board of Directors that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.  The Nominating and Corporate Governance Committee believes our Board of Directors has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board of Directors has an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company.  The Board of Directors’ oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value.  A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company.  The Company's Chief Executive Officer, President, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board of Directors on significant risks facing the Company.  In addition, each Committee of the Board of Directors is also responsible for assessing the risk exposure related to its specific area.  The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board of Directors believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and Chief Executive Officer serve as Chairman of the Board of Directors.  Mr. Amin J. Khoury has led both our acquisition strategy and our operational integration and execution strategy.  He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company.  He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 24 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors.  The Board of Directors believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board of Directors is composed of a majority of independent directors.  The Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed solely of independent directors.  The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings industry, competitive and company-specific experience and expertise.  The Board of Directors believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans.  Notwithstanding the above, the Board of Directors recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board of Directors retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board of Directors is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed.  The Board of Directors believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board of Directors has not formally appointed a lead independent director, the Board of Directors believes that the current composition of the Board of Directors and the functioning of the independent directors effectively maintain independent oversight of the Company’s management.  Five out of seven of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent directors.  As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices.  Independent directors meet in regular executive sessions not attended by the non-independent directors and management in conjunction with each regular Board meeting and as they otherwise deem appropriate.  At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion.  For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board of Directors and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board of Directors as appropriate.  These discussions are led by the appropriate Committee chair.  Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board of Directors.  During executive sessions directors also discuss and propose matters to be included in the agenda for future Board of Directors meetings.

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our compensation process.  The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2010 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on compensation trends and best practices.  As a result, Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices.  No member of management has engaged Mercer to advise them on executive compensation matters.  Further, Mercer has not been engaged to advise the Company or its management on any other matters.  Mercer reports directly to the Compensation Committee.  The activities of the Compensation Committee related to Mercer were led by the chair of the Compensation Committee.  An affiliate of Mercer, Marsh Inc. provides risk management and insurance brokerage services to the Company that are unrelated to executive and director compensation, for which it was paid approximately $91,700 in 2010.  The Compensation Committee has reviewed the risk management and brokerage services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Compensation Committee.  Greater detail regarding our compensation process is set forth below in our Compensation Discussion and Analysis.

Stockholder Communications with Our Board of Directors

To facilitate the ability of stockholders to communicate with our Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent:  BE_Directors@beaerospace.com, or The Board of Directors, c/o The Corporate Secretary, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

Our Corporate Secretary reviews all correspondence addressed to the Board of Directors and regularly presents to the Board a summary of all such correspondence and forwards to the Board of Directors or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or Committees thereof or that he otherwise determines requires their attention.  Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders.  Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board of Directors and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee.  No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company.  No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.  In 2010, non-employee directors received an annual cash retainer of $85,000.  In addition, the chairs of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received additional annual cash retainers of $10,000, $10,000 and $5,000, respectively.  All cash payments are made quarterly in arrears.  We do not pay any additional fees for attendance at Board of Director or Committee meetings.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $45,000 (determined as of the date of grant) during 2010 pursuant to our 2005 Long-Term Incentive Plan.  The awards vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

In 2010 we contributed $30,000 of stock on behalf of each non-employee director to our Non-Employee Director Deferred Stock Plan.  This amount is included as deferred share units under the plan.  Directors may also elect to defer up to 100% of their cash and stock retainers under the plan.  The deferred compensation is held in a share unit account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to five annual installments, as elected by the director.  The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution.  In the event of a change of control (as defined in the plan), the share accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board of Directors.  In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally.  We do not provide our directors with any other perquisites or special benefits for their service on our Board of Directors.

Director compensation is recommended by the Compensation Committee and approved by the entire Board of Directors.

Consulting Arrangement with Robert J. Khoury.  Effective January 1, 2006, upon his retirement as our President and Chief Executive Officer, Mr. Khoury entered into a consulting agreement with us pursuant to which he agreed to provide certain specified services to us through December 31, 2011, including sales and marketing services, assistance in developing and implementing key customer strategies, advice and consultation regarding operational matters of the Company and maintenance of key customer relationships through periodic customer visits.  In consideration for the consulting services, Mr. Khoury receives a consulting fee of $263,300 per calendar year.  He is also entitled to an office, secretarial support and air travel in accordance with past practices under our travel policy.  The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties.  If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump sum payment equal to the consulting fees payable through the remainder of the consulting period.  As a member of the Board of Directors, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.  During 2010, the independent members of the Board of Directors awarded Mr. Khoury a $25,000 cash bonus for his efforts in connection with the acquisition of TSI Group, Inc.

The following table summarizes the compensation paid to our non-employee directors in 2010:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
(a)	(b)	(c)	(g)		(h)
Charles L. Chadwell	67,750	95,463	--		163,213
Jim C. Cowart	46,488	121,272	--		167,760
Richard G. Hamermesh	87,000	74,529	--		161,529
Robert J. Khoury	85,000	74,541	354,113	(3)	513,654
Jonathan M. Schofield	104,000	74,529	--		178,529
Arthur E. Wegner	87,000	74,529	--		161,529

(1)
Includes all cash retainers earned by our non-employee directors as described above.  In addition, includes amounts deferred into shares of common stock under the Directors Deferred Stock Plan at the director’s election.

(2)
The amounts reported in the "Stock Awards" column represent the aggregate full grant date fair value of (x) the annual restricted stock awards and (y) the deferred shares allocated to each director’s account under the Directors Deferred Stock Plan calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. Mr. Chadwell deferred $50,469 in fees represented by 1,664 shares of our common stock. Mr. Cowart deferred $76,278 in fees represented by 2,515 shares of our common stock.

(3)
The amount reported for Mr. Robert J. Khoury for 2010 includes payments under a consulting agreement he entered into upon his retirement of $263,300; personal use of the Company aircraft of $39,621; and executive medical coverage of $26,192.  During 2010 the independent members of the Board of Directors awarded Mr. Robert J. Khoury a $25,000 cash bonus for his efforts in connection with the acquisition of TSI Group, Inc.  The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used.  The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.  The terms of our executive medical plan are set forth below in our Compensation Discussion and Analysis.

As of December 31, 2010, the aggregate number of outstanding deferred shares and restricted stock awards held by each non-employee director was as follows:
		Unvested
	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Charles L. Chadwell	8,146	5,832
Jim C. Cowart	10,614	5,831
Richard G. Hamermesh	5,674	5,831
Robert J. Khoury	7,068	5,832
Jonathan M. Schofield	5,023	5,831
Arthur E. Wegner	5,768	5,832

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions.  The Audit Committee is currently composed of three directors: Messrs. Cowart, Hamermesh and Wegner, and operates under a written charter adopted and approved by the Board of Directors, which is available on our website at www.beaerospace.com in the Investor Relations section.  Mr. Cowart currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All three current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ National Market and SEC rules.  Our Board of Directors has determined that Mr. Cowart is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The Company’s independent auditors are responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2010 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements.  The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company.  When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence.  We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2010 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Jim C. Cowart
Richard G. Hamermesh
Arthur E. Wegner

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the Securities and Exchange Commission adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with an advisory “say-on-pay vote” with respect to the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis and tabular and narrative disclosures of this proxy statement.

We encourage stockholders to read the “Compensation Discussion and Analysis” set forth below which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives which provide detailed information on the compensation of our Named Executive Officers.

A key focus of our Compensation Committee is pay for performance.  To this end, approximately 81% of our Chief Executive Officer’s 2010 total direct compensation was performance based and approximately 71% of our other Named Executive Officers’ (exclusive of our former President and Chief Operating Officer) total direct compensation was performance based.  Additionally, our Compensation Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual cash and long term incentive compensation.  This approach helps to ensure our compensation approach is effectively linking pay and performance.

We believe our performance in 2010 was well aligned with pay and reflects our record performance in 2010 in which we:

●	Exceeded our financial metrics and public financial guidance;
●	Generated a book to bill in excess of 1.1:1 and a record backlog (booked and unbooked) of approximately $5.75 billion;
●	Expanded our operating margins (exclusive of acquisition and severance related costs);
●	Generated record free cash flow;
●	Completed the integration of Honeywell Consumables Solutions (“HCS”);
●	Completed two important strategic acquisitions;
●	Raised $650 million of 6 7/8% senior unsecured notes due in 2020;
●	Prepaid all of the outstanding bank debt; and
●	Replaced our existing line of credit with a $750 million revolving line of credit.

We believe the above achievements were the key short-term drivers of intrinsic value creation during 2010.  During the one and two year periods ended December 31, 2010 our share price increased by approximately 58% and 382%, respectively.  We believe our stock was one of the best performing aerospace stocks for the one and two year periods ended December 31, 2010.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement.

The say-on-pay vote is advisory only and is not binding on BE Aerospace, Inc. However, the Compensation Committee and our Board of Directors will consider the results of the stockholders’ vote and evaluate whether any actions should be taken in light of those results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation set forth in Proposal No. 2 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

After thoughtful consideration, the Board of Directors believes that holding an advisory vote on executive compensation every three years is the most appropriate policy for our stockholders and the Company at this time.  A three-year cycle provides the Compensation Committee sufficient time to measure long term performance, thoughtfully evaluate and respond to stockholder input and effectively implement desired changes to the compensation program.  Moreover, there is an inherent delay between implementation of changes and their presentation in the proxy statement.  Under SEC rules, decisions made for 2011 compensation are not reported until 2012.  A three-year cycle will provide investors sufficient time to evaluate the effectiveness of the Company’s short and long-term programs, Company performance and compensation strategies.  Finally, as noted in the Compensation Discussion and Analysis, a majority of executive incentive pay is focused on long term results, so it is appropriate that the evaluation of the executive compensation program should be viewed over multiple years.

While the Board of Directors recommends that stockholders vote to hold the say-on-pay vote every 3 years, the voting options are to hold the say-on-pay vote every 3 years, 2 years or 1 year.  Stockholders may also abstain from voting on this proposal.

While this is a non-binding, advisory vote, the Committee will take into account the outcome of this vote when considering how often it will recommend submitting the advisory vote on executive compensation to stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD THE SAY-ON-PAY VOTE EVERY 3 YEARS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 26, 2011, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the three other most highly paid executive officers in 2010, currently employed; (iii) each of the Company’s directors; and (iv) all of the Company’s Named Executive Officers and directors as a group.  Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Beneficially Owned
			Percent of
	Number of Shares		Outstanding
	(1)		Shares
FMR LLC	6,878,480	(2)	6.73%
82 Devonshire Street
Boston, MA 02109
BlackRock, Inc	6,540,250	(3)	6.40%
40 East 52nd Street
New York, NY 10022
Honeywell International	6,000,000	(4)	6.06%
101 Columbia Road,
Morristown, NJ 07962
Amin J. Khoury+*	380,772		**
Thomas P. McCaffrey+	170,678	(5)	**
Jim C. Cowart*	160,762	(6)	**
Werner Lieberherr+	98,787		**
Richard Sharpe+	78,295		**
Wayne Exton+	72,635		**
Ryan Patch+	79,575
Jonathan M. Schofield*	62,564	(7)	**
Richard G. Hamermesh*	22,724	(8)	**
Robert J. Khoury*	19,383	(9)	**
Arthur E. Wegner*	18,406	(10)	**
Charles L. Chadwell*	18,287	(11)	**
All Directors and Executive Officers as a group (12 Persons)	1,182,868		1%

+  Named executive officer

*  Director of the Company

** Less than 1 percent

(1)
The number of shares of our common stock deemed outstanding includes: (i) 103,115,223 shares of common stock outstanding as of April 26, 2011 and (ii) 2,000 shares of common stock subject to outstanding stock options which are currently exercisable by the named individual or group.

(2)
Based on information in the Schedule 13G, as of December 31, 2010, filed on February 14, 2011, FMR LLC reported sole voting power over 2,899,640 shares and sole dispositive power over 6,878,480 shares.  The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)
Based on information in the Schedule 13G, as of December 31, 2010, filed on February 2, 2011, BlackRock, Inc. reported sole voting and sole dispositive power over 6,540,250 shares.  The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)
Based on information in the Schedule 13G, as of July 28, 2008, filed on August 4, 2008, Honeywell International Inc. reported sole voting and dispositive power over 750,741 shares and shared voting and dispositive power over 6,000,000 shares.  The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(5)	Includes 7,618 shares owned pursuant to the Company’s 401(k) plan and 2,200 shares indirectly owned.

(6)	Includes 11,174 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(7)	Includes 5,240 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(8)	Includes 5,891 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan and 2,000 shares indirectly owned.

(9)	Includes 7,285 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan and 5,000 shares indirectly owned.

(10)	Includes 5,985 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(11)	Includes 8,516 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of Our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2010 executive compensation program were as follows:

●	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

●	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

●	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our Named Executive Officers include our seven most highly compensated executives during 2010, consisting of:

●	Amin J. Khoury, Chairman and Chief Executive Officer;
●	Werner Lieberherr, President and Chief Operating Officer as of January 1, 2011; Vice President and General Manager – Commercial Aircraft Segment throughout 2010;
●	Thomas P. McCaffrey, Senior Vice President and Chief Financial Officer;
●	Wayne Exton, Vice President and General Manager – Business Jet Segment;
●	Richard M. Sharpe, Vice President and General Manager – Consumables Management Segment;
●	Ryan M. Patch, Vice President – Law, General Counsel and Secretary; and
●	Michael B. Baughan, Former President and Chief Operating Officer.

What Our Compensation Is Intended to Reward

Company Performance.  Through the provision of short-term and long-term incentives, our 2010 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.

During 2010, we:

●	Exceeded our financial metrics and public financial guidance;
●	Generated a book to bill in excess of 1.1:1 and a record backlog (booked and unbooked) of approximately $5.75 billion;
●	Expanded our operating margins (exclusive of acquisition and severance related costs);
●	Generated record free cash flow;
●	Completed the integration of Honeywell Consumables Solutions (“HCS”);
●	Completed two important strategic acquisitions;
●	Raised $650 million of 6 7/8% senior unsecured notes due in 2020;
●	Prepaid all of the outstanding bank debt; and
●	Replaced our existing line of credit with a $750 million revolving line of credit.

We believe the above achievements were the key short-term drivers of intrinsic value creation during 2010.  During the one and two year periods ended December 31, 2010 our share price increased by approximately 58% and 382%, respectively.  We believe our common stock was one of the best performing aerospace stocks for the one and two year periods ended December 31, 2010.

We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance.  On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

●	Offering the broadest and most innovative products and services in the industry;
●	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;
●	Pursuing the highest level of quality in every facet of our operation, from the factory floor to customer support;
●
Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower costs, improve quality and expand our margins; and

●	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our Named Executive Officers to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy.  We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions.

Individual Performance.  In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives.  In setting the targeted pay levels of the Named Executive Officers, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each Named Executive Officer’s attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process.  Each year, our CEO recommends to the Compensation Committee (i) proposed base salary increases; (ii) proposed cash incentive awards for each of our Named Executive Officers for the preceding year; and (iii) proposed long-term equity incentives for each of our Named Executive Officers.  The Compensation Committee performs a similar assessment of our CEO and approves his compensation program.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each Named Executive Officer.  In February 2010, the Compensation Committee approved 2010 compensation for our Named Executive Officers (depending on their title and position) in the following forms and percentages:

●	Base salary (approximately 19% - 33% of total targeted compensation);

●	Annual cash incentives (approximately 21% - 29% of total targeted compensation); and

●	Long-term equity incentives (approximately 40% - 60% of total targeted compensation) in the form of restricted stock.

The aggregate total targeted maximum long term incentive compensation expressed as a percentage of annual base salary, for each Named Executive Officer (depending on title and position) was 120% - 310%.

Base Salary. We provide each of our Named Executive Officers with a competitive fixed annual base salary.  The base salaries for our Named Executive Officers are reviewed annually by the Compensation Committee by taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices.  Employment agreements entered into with each of our Named Executive Officers provide for an annual cost of living increase or as otherwise determined by our Compensation Committee.  Adjustments to base salaries for all of our employees are generally made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics.  In 2010, base salary increases for our Named Executive Officers, exclusive of increases associated with promotions and changes in responsibilities were approximately 4% of their 2009 base salaries.  As more fully described under the heading “External Benchmarking” below, these increases generally positioned our Named Executive Officers’ base salary levels at approximately the 75th percentile of the base salaries of executives in comparable positions in the peer group.

Annual Cash Incentives.

Management Incentive Plan.  Our Named Executive Officers were eligible to receive annual cash incentives pursuant to our Management Incentive Plan, or MIP, based on the attainment of both financial and individual performance targets.  We believe that directly linking a significant portion of our Named Executive Officers’ cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

The Compensation Committee assigns each of our Named Executive Officers a target incentive payment under the MIP, reflected as a percentage of base salary.  For 2010, the target MIP payments for Messrs. Khoury, Lieberherr and McCaffrey were 90% of base salary and for Messrs. Exton, Sharpe and Patch were 72% of base salary.

There are no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings.

For Messrs. Khoury, McCaffrey and Patch, 2010 payments under the MIP were based upon two components: Company financial performance objectives (weighted at 80% of target) and discretionary individual performance assessments (weighted at 20% of target).  For Messrs. Exton, Lieberherr and Sharpe, 2010 payments under the MIP were based upon two components: business segment financial performance objectives (weighted at 50% of target) and discretionary individual performance assessments (weighted at 50% of target).  The Compensation Committee, in its sole discretion, may increase or decrease the discretionary award.

2010 Financial Performance Objectives.  Each year the Compensation Committee determines the financial performance objectives under the MIP for each of our Named Executive Officers based upon our financial plan for that year.  The minimum threshold for payment under the MIP with respect to a financial performance objective is generally 80% of the applicable target.  Incentive payments for performance between 80% and 90% of a financial performance objective would generally not exceed 10% of the targeted MIP payment, with the actual amount of the incentive payment between these percentages determined by linear interpolation.  For performance between 90% and 100%, the actual amount of the incentive payment is also determined by linear interpolation.  For performance in excess of 100%, the actual amount of the incentive payment is directly proportionate to the level of attainment of the financial performance objectives.

Messrs. Khoury, McCaffrey and Patch.  The 2010 financial performance objectives for Messrs Khoury, McCaffrey and Patch were operating earnings, operating cash flow (as defined) (each weighted at 30%) and operating margin and bookings (each weighted at 20%).

●	For 2010, our operating earnings target was $308 million; we generated 106% of target or approximately $325 million.

●	For 2010, our operating cash flow target was $249 million; we generated 131% of our operating cash flow target, or approximately $325 million.

●	For 2010, our operating margin target was 15.6%, we generated an operating margin of 16.4% or 105% of target.

●	Our 2010 bookings target was $1.978 billion, we generated bookings of approximately $2.190 billion or 111% of target.

As a result each of Messrs. Khoury, McCaffrey and Patch were awarded 126%, 126% and 121%, respectively of the financial performance objective portion of their MIP Award.  All Targets for 2010 were adjusted to include 2010 acquisitions and to exclude acquisition and severance related costs.

Mr. Exton.  Mr. Exton’s financial performance objectives relate to the business jet segment.  For 2010 the business jet segment generated operating earnings and operating margin of $14.1 million and 6.5%, respectively, which were 107% and 104%, respectively, of the operating earnings and operating targets of $13.2 million and 6.3%, respectively.  As a result, Mr. Exton was awarded 132% of the financial performance objective portion of his MIP Award.

Mr. Lieberherr.  Mr. Lieberherr’s financial performance objectives relate to the commercial aircraft segment.  For 2010 the commercial aircraft segment generated operating earnings and operating margin of $154 million and 15.3%, respectively, which were 122% and 114%, respectively, of the operating earnings and operating targets of $126 million and 13.5%, respectively.  As a result, Mr. Lieberherr was awarded 122% of the financial performance objective portion of his MIP Award.

Mr. Sharpe.  The financial performance objectives for Mr. Sharpe relate to the consumables management segment.  For 2010 the consumables management segment generated operating earnings and operating margin of $157 million and 20.2%, respectively, which were 94% and 100%, respectively, of the operating earnings and operating targets of $167 million and 20.2%, respectively.  As a result, Mr. Sharpe was awarded 121% of the financial performance objective portion of his MIP Award.

Mr. Baughan.  Mr. Baughan resigned from the Company effective December 13, 2010. In light of his resignation, Mr. Baughan did not receive an annual cash incentive under our Management Incentive Plan or a long-term equity incentive award for 2010.  Mr. Baughan entered into a separation agreement with us that is described in more detail under the heading “Employment, Severance and Change of Control Agreements”.

2010 Discretionary Individual Performance Assessments.  As discussed above, 20% of the potential MIP payment for each of Messrs. Khoury, McCaffrey and Patch and 50% of the potential MIP payment for Messrs. Exton, Lieberherr and Sharpe are based upon discretionary individual performance assessments.  We do not set predetermined individual performance formulas or goals for the Named Executive Officers at the beginning of the year.  At the end of each year, the CEO evaluates each of the Named Executive Officer’s performance during the year and provides recommendations to the Compensation Committee as to the individual performance assessment portion of the MIP payment.  The Compensation Committee performs a similar assessment of our CEO.  The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of each Named Executive Officer’s performance during the year.  Neither the CEO nor the Compensation Committee use a specific formula or apply a specific weight when evaluating performance, but rather rely on their business judgment.  However, the CEO and the Compensation Committee generally take into account one or more of the following factors in connection with the assessment:

●	Implementation and execution of supply chain, lean/continuous improvement initiatives
●	New product development initiatives
●	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”
●	Process alignment initiatives driven toward simplifying and standardizing our key processes throughout our business
●	Asset management
●	Domestic and international cost reductions
●	Leadership
●	Strategic planning
●	Financial and operational excellence
●	Customer satisfaction
●	Staff development, talent management and retention
●	Implementation of global human resources strategies
●	Implementation of global tax strategies
●	Improving operating efficiency
●	Implementation of sales strategies
●	Client relationship management

Based upon the forgoing, the Compensation Committee awarded our Named Executive Officers between 67% and 122% of the discretionary individual performance assessment portion of their MIP for 2010.  The discretionary awards in 2010, expressed as a percentage of the discretionary targets, were Messrs. Khoury and McCaffrey, 105%, Mr. Lieberherr, 122%, Mr. Exton, 88%, Mr. Sharpe, 79% and Mr. Patch, 67%.

2010 MIP Payments.  On February 14, 2011, the Compensation Committee determined the actual 2010 MIP Payments based upon the attainment of the financial performance objectives and the discretionary individual performance assessments as described above.

●	Mr. Khoury was awarded MIP of approximately $1,227,000, which represents approximately 110% of base salary and approximately 122% of his targeted MIP.
●	Mr. Lieberherr was awarded MIP of approximately $508,000, which represents approximately 110% of base salary and approximately 123% of his targeted MIP.
●	Mr. McCaffrey was awarded MIP of approximately $572,000, which represents approximately 110% of base salary and approximately 122% of his targeted MIP.
●	Mr. Exton was awarded MIP of approximately $282,000, which represents approximately 79% of base salary and approximately 111% of his targeted MIP.
●	Mr. Sharpe was awarded MIP of approximately $288,000, which represents approximately 72% of base salary and approximately 100% of his targeted MIP.
●	Mr. Patch was awarded MIP of approximately $335,000, which represents approximately 80% of base salary and approximately 111% of his targeted MIP.

Long-Term Equity Incentive.  We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation.  The level of benefit received by our executive officers is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth.

On October 28, 2010, the Compensation Committee approved grants of restricted stock effective as of December 15, 2010 for each of our Named Executive Officers (other than Mr. Baughan) and as of November 15, 2010 for all other eligible participants.  This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15 of each year for Named Executive Officers (November 15 for all other eligible participants).  The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock as quoted on the NASDAQ National Market on the date of grant.  All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

Our Compensation Committee does not apply specific formulas in determining the amounts of the equity compensation awarded to our Named Executive Officers.  Rather it reviews a variety of factors, including:

●	our financial performance relative to that of our compensation comparison group (as described below);
●	competitive data provided by an independent compensation consultant; and
●	each Named Executive Officer’s general performance during the year.

With regard to our financial performance relative to that of the companies in our peer group, the Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return and return on average equity of the companies in our comparison group over the past one and three year periods ended December 31, 2009, which represented the latest proxy data for our peer group, and noted that our performance was positioned at approximately the median of our peer group for calendar year 2009 and above the 75th percentile for the three year period ended December 31, 2009.  As a result of this analysis, the Compensation Committee targeted total direct compensation (including base salary, annual cash incentives and restricted stock awards) between the 50th and 75th percentiles of the amounts awarded to Named Executive Officers at the companies in our comparison group.

Using data provided by an independent compensation consultant, the Compensation Committee also considered, with respect to each of our Named Executive Officers, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions between the 50th and 75th percentiles of the companies in our peer group.

While the Compensation Committee uses the comparative data in making its equity grant determinations, the final determinations are made in its discretion.  Taking these factors into consideration (as well as any other factors it deemed important), on December 15, 2010, the Compensation Committee granted shares of restricted stock to each of our Named Executive Officers as follows:

Named Executive Officer	Percentage of Base Salary	Dollar Value of Award ($ in thousands)	Number of Shares
Amin J. Khoury	310%	$3,457	94,297
Werner Lieberherr	175%	$805	21,959
Thomas P. McCaffrey	191%	$994	27,109
Wayne Exton	133%	$473	12,893
Richard M. Sharpe	133%	$532	14,512
Ryan M. Patch	120%	$505	13,776
Michael Baughan	---	---	---

Seventy-five percent of the annual award to each Named Executive Officer is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting.  The time-based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant.

With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the Compensation Committee will set an annual return on equity target.  Vesting of the performance-based portion of the award is subject to the Company achieving the average of the annual return on equity targets established by the Compensation Committee for the three-year period as follows:

●	100% of the performance-based component of the award will vest on the fourth anniversary of the grant if 90% or more of the target is attained;
●	50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant if between 85% and 90% of the target is attained; and
●	No portion of the initial award will vest if less than 80% of the target is attained.
●
For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation.

With respect to annual awards granted in 2010, on February 23, 2010, the Company set the return on equity target for calendar year 2010 as 9.8%.  Actual return on equity for 2010 was 10.6%.  On February 14, 2011, the Compensation Committee set the return on equity target for calendar year 2011 as 11.3%. The return on equity targets for each of calendar years 2012 and 2013 will be set at the beginning of each of these years.

Severance and Change of Control Benefits.  We have entered into employment agreements with each of our Named Executive Officers, which are described below in detail under the heading “Employment, Severance and Change of Control Agreements” which provide for severance and change in control benefits.  Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our Named Executive Officers.

Pursuant to the employment agreements, we provide each of our Named Executive Officers with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements).  In such cases, the employment agreements require that we pay the executive his salary for the then-existing term of the applicable employment agreement and/or provide a severance payment ranging from one to three times the executive’s base salary.  For executives who are entitled to retirement benefits, we also provide a lump sum payment equal to the amounts the executive would have received for the remainder of the then-existing term of their agreement.  In addition, for some Named Executive Officers all outstanding equity awards will vest pursuant to their employment agreements.

In the event that the executive is terminated by us in connection with a change of control of our Company, the executive is entitled to a severance payment ranging from one to three times his base salary.  In addition, all outstanding equity will vest upon a change in control.  If the executive remains employed following a change in control he will continue to be eligible to receive severance benefits upon a subsequent involuntary termination.  In certain instances, the severance benefits are enhanced if the executive resigns for good reason.  For Messrs. Khoury and McCaffrey, in the event that payments or benefits paid to the executive are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, the executive will receive an excise tax gross up from the Company.  We provide a similar gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the code for Messrs. Khoury, McCaffrey and Patch.

Mr. Michael B. Baughan, our former President and Chief Operating Officer resigned from the Company effective as of December 13, 2010.  In connection with his resignation, we entered into a separation agreement that provided for a one-time cash payment aggregating approximately $2,336,000 and accelerated vesting of 98,634 shares of restricted stock.  The separation agreement also provides that Mr. Baughan will not compete with the Company for a period of 42 months following his termination.

Retirement Benefits.  Our Named Executive Officers participate in our 401(k) plan under the same terms as all other employees and as set forth below.  In addition, we provide Messrs. Khoury, Lieberherr and McCaffrey with the following retirement benefits:

●
In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary.  These payments are made on a quarterly basis in arrears.  In addition, we have agreed with Mr. Khoury to make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.

●
Beginning in 2011, in lieu of retirement benefits, a deposit to the BE Aerospace, Inc. 2010 Deferred Compensation Plan, on behalf of Mr. Lieberherr in an amount equal to 20% of his average annual base salary for the preceding three-year period.  All such payments will vest in full in January 1, 2016.  Vesting will accelerate upon the termination of Mr. Lieberherr’s employment due to his death, disability or by us without cause (as defined in his employment agreement).  We will make these payments annually in arrears.

●
In lieu of retirement benefits, we provide Mr. McCaffrey with an annual payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company.  These payments are made on a quarterly basis in arrears.

●
In lieu of retirement benefits, in connection with his retirement, we provided Mr. Baughan with a lump sum after tax payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company since April 2007.

Deferred Compensation.  The Company adopted its Deferred Compensation Plan in 2010.  The Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior employees of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus.  Each of our Named Executive Officers is eligible to participate in the plan.  No deferrals, contributions or deposits were made in 2010.

Other Compensation.  Our Named Executive Officers are eligible to participate in all benefit programs that are generally available to all our employees.  In addition, we provide our Named Executive Officers with the following:

●
Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our Named Executive Officers for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

●	We reimburse each of our Named Executive Officers for reasonable costs of financial and estate planning.

●	We provide certain Named Executive Officers with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

●
Under our travel policy, we provide use of a Company-owned aircraft to our CEO and limited use to our former CEO to ensure their personal security.  As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, our CEO and former CEO are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

Benchmarking Objectives.  We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities.  We benchmark targeted pay levels for essentially every position throughout our organization.  Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our Named Executive Officers near the 75th percentile of our peer group.  We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process.  In 2010 the Compensation Committee retained Mercer Human Resources Consulting, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons.  Compensation and other financial data for our peer group are compiled from publicly available information as well as from Mercer’s proprietary database for similar sized industrial companies.  Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2010 study was based on data included in the 2009 annual reports and 2009 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each Named Executive Officer.  However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive.  As a result, in setting the target pay level of our Named Executive Officers, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2010, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our Named Executive Officers focusing on several components of pay including:

●	actual and targeted base salary;

●	cash incentives;

●	total cash compensation (i.e., base salary plus cash incentives);

●	actual and targeted long-term incentives;

●	total direct compensation (i.e., total cash plus long-term incentives); and

●	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that, for each of our Named Executive Officers:

●	the targeted total cash compensation (including base salary and targeted annual cash incentives) approximated the 75th percentile;

●	the targeted total direct compensation (including base salary, annual cash and long-term incentives) was positioned between the median and the 75th percentile of our peer group;

●
the total actual direct compensation (including base salary, annual cash and long-term incentives) plus payments in lieu of retirement benefits, as applicable, approximated the 75th percentile of the peer group; and

●	the total actual cash compensation was between the 25th and 50th percentiles.

Mercer also studied our 2009 financial performance (the most current data then available) and that of our peer group, measuring revenue growth, operating income growth, EBITDA growth, EPS growth, and return on average equity for the one and three-year periods ended December 31, 2009 and determined that we were positioned at approximately the median of our peer group for the year ended December 31, 2009 and above the 75th percentile of our peer group for the three year period ended December 31, 2009.

Compensation Comparison Group.  The compensation comparison group we used in 2010 was comprised of the following 13 companies in the aerospace and defense industries:

●	Goodrich Corporation
●	Precision Castparts Corporation
●	Rockwell Collins, Inc.
●	Spirit Aerosystems Holdings
●	Teleflex Inc.
●	Crane Co.
●	Teledyne Technologies, Inc.
●	Moog Inc.
●	Hexcel Corporation
●	Curtiss-Wright Corporation
●	Esterline Technologies Corporation
●	AAR Corp
●	Triumph Group Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent.  The median 2009 revenues of our peer group were $1.8 billion; our revenues for the year ended December 31, 2009 were $1.9 billion.

Stock Ownership

Our Board of Directors established stock ownership guidelines for our executive officers and non-employee directors.  Under these guidelines, our Named Executive Officers and members of the Board of Directors are required to own shares of the Corporation’s common stock with a market value of at least a specified multiple of their base salary or annual cash retainer, as applicable, within a reasonable period of time from their election to the Board of Directors or appointment as an executive officer, as determined by our Board of Directors. The guidelines are five times base salary for the CEO, three and one-half times base salary for all other executive officers and three times the annual cash retainers for members of our Board of Directors.  Progress toward meeting the guidelines is reviewed by the Compensation Committee annually.  At December 31, 2010 all members of our Board of Directors and all Named Executive Officers were in compliance with our guidelines.

The Compensation Committee considers all shares held by a director or executive officer toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time vested restricted shares, shares or share equivalents held in our 401(k) plan or Non-Employee Directors Deferred Stock Plan and shares in our employee stock purchase plan.  Unexercised stock options and unearned performance shares are not included toward meeting the guidelines.  We do not have any policies requiring our executives to hold shares of common stock received upon vesting or exercise of equity awards.

Compensation Risks

In 2010, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that such policies and practices do not create risks that are reasonably likely to have a material adverse affect on the Company.  In reaching this conclusion we primarily considered the following factors:

●
Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives paid to our executive officers in 2010 ranged from approximately 21% to 29% of total direct compensation while base salary and long-term equity-based awards accounted for approximately 71% to 79% of total direct compensation.  We do not believe the amount of cash-incentives paid to our executive officers is material and, as cash-incentive compensation is a relatively small portion of total compensation for executive officers, we believe that it does not incentivize management to take excessive risks for short-term gains.

●
Equity-based awards are designed to align the long-term interests of executive officers and stockholders.  The performance portion of the our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period.  Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

●
To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we have adopted executive stock ownership guidelines that require our executive officers to hold a significant amount of our common stock.

●
With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each member of the executive team.  As part of this review, the Compensation Committee compares the targeted and actual total compensation of each executive officer with their counterparts within the Company’s peer group.

●
On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct.  In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

●	We do not have employees who are compensated based on taking significant risks with the Company’s capital.

Tax and Accounting Considerations

To the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million.  If compliance with Section 162(m) conflicts with the compensation philosophy or is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy.

To the extent that any compensation paid to our Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management.  Based on the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee

Charles L. Chadwell
Jonathan M. Schofield

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our Named Executive Officers in 2010, 2009 and 2008:

				Non-Equity
				Incentive
			Stock	Plan
			Awards	Compensation	All Other
Name and Principal Position	Year	Salary	($)(2)	($)(1)(3)	Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Amin J. Khoury	2010	$1,092,070	$3,456,928	$1,227,000	$3,554,067	(4)	$9,330,065
Chairman and Chief Executive	2009	1,055,428	2,908,022	525,000	3,073,036	(4)	7,561,486
Officer	2008	1,019,580	2,915,007	1,050,000	3,134,125	(4)	8,118,712

Werner Lieberherr	2010	440,788	805,017	508,000	32,607	(5)	1,786,412
President and Chief Operating	2009	419,840	554,111	167,500	26,890	(5)	1,168,341
Officer(6) (Former Vice President	2008	407,390	520,008	335,000	27,122	(5)	1,289,520
and General Manager - Commercial
Aircraft Segment)

Thomas P. McCaffrey	2010	509,577	993,816	572,000	460,650	(7)	2,536,043
Senior Vice President and Chief	2009	495,018	953,790	245,250	443,217	(7)	2,137,275
Financial Officer	2008	480,270	907,008	490,500	460,761	(7)	2,338,539

Wayne Exton	2010	348,029	472,657	281,500	26,437	(8)	1,128,623
Vice President and General	2009	338,103	450,012	135,000	38,448	(8)	961,563
Manager—Business Jet Segment	2008	298,928	420,008	270,000	25,889	(8)	1,014,825

Richard Sharpe	2010	373,077	532,010	288,000	19,446	(9)	1,212,533
Vice President and General	2009	178,846	1,205,511	25,000	48,859	(9)	1,458,216
Manager—Consumables	2008	-	-	-	-	(9)	-
Management Segment

Ryan Patch	2010	412,477	505,028	335,000	47,707	(10)	1,300,212
Vice President Law, General	2009	368,369	450,012	186,000	411,050	(10)	1,415,431
Counsel and Secretary	2008	-	-	-	-	(10)	-

Michael B. Baughan	2010	555,307	-	-	6,238,154	(11)	6,793,461
Former President and Chief Operating	2009	539,442	1,041,777	267,500	310,240	(11)	2,158,959
Officer	2008	523,462	990,003	535,000	278,532	(11)	2,326,997

(1)	All annual cash bonuses paid to our Named Executive Officers under the MIP are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements.  Whether, and to what extent, a Named Executive Officer realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(3)
The amounts shown represent the annual cash incentive payments received by our Named Executive Officers under our MIP.  These cash awards were earned in 2010, 2009 and 2008 and were paid on February 25, 2011, February 12, 2010 and March 13, 2009, respectively.  The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(4)
With respect to Mr. Khoury, the amount reported for 2010, 2009 and 2008 as “All Other Compensation” includes payments made in lieu of retirement benefits of $3,101,054, $2,600,396 and $2,765,450, respectively; $308,747, $219,504 and $215,303, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $75,747, $192,367 and $99,595, respectively, for estate planning; $9,800, $9,800 and $9,200, respectively, for Company contributions to our 401(k) plan; $20,204, $13,594 and $3,364, respectively, representing payments under our executive medical plan; and $38,515, $37,375 and $41,213, respectively, relating to an automobile and insurance provided by the Company.  The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used.  The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(5)
With respect to Mr. Lieberherr, the amount reported for 2010, 2009 and 2008 as “All Other Compensation” includes $9,800, $9,800 and $9,200, respectively, for contributions to the Company’s 401(k) plan; $9,607, $3,890 and $4,722, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance.

(6)	Mr. Lieberherr served as Vice President and General Manager for the Commercial Aircraft Segment during 2010 and was promoted to President and Chief Operating Officer after December 31, 2010.

(7)
With respect to Mr. McCaffrey, the amount reported for 2010, 2009 and 2008 as “All Other Compensation” includes $402,944, $407,561 and $381,243, respectively, for payments made in lieu of retirement benefits; $9,800, $9,800 and $9,200, respectively, for contributions to the Company’s 401(k) plan; $23,489, $9,587 and $47,150, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(8)
With respect to Mr. Exton, the amount reported for 2010, 2009 and 2008 as “All Other Compensation” includes $9,800, $9,800 and $9,200, respectively, for contributions to the Company’s 401(k) plan; $3,437, $15,448 and $3,489, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance.

(9)
With respect to Mr. Sharpe, the amount reported for 2010 and 2009 as “All Other Compensation” includes $9,800 and $0, respectively, for contributions to the Company’s 401(k) plan; and $0 and $33,055, respectively, for reimbursement of relocation expenses; and an additional amount relating to an automobile allowance in 2010. Mr. Sharpe commenced employment on May 18, 2009.

(10)
With respect to Mr. Patch, the amount reported for 2010 and 2009 as “All Other Compensation” includes $0 and $364,715 for reimbursement for relocation expenses; $9,800 and $9,800 for contributions to the Company’s 401(k) plan; $24,707 and $23,335 representing payments under our executive medical plan and COBRA benefits owed to his prior employer; and an additional amount relating to an automobile allowance.  Mr. Patch commenced employment on December 22, 2008.

(11)
With respect to Mr. Baughan, the amount reported for 2010, 2009 and 2008 as “All Other Compensation” includes $221,929, $286,539 and $249,075, respectively, for payments made in lieu of retirement benefits; $9,800, $9,800 and $9,200, respectively, for contributions to the Company’s 401(k) plan; $4,733, $701 and $3,626, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.  Mr. Baughan resigned from the Company effective as of December 13, 2010.  In connection with his resignation, we entered into a separation agreement that provided for us to make one-time cash payment aggregating approximately $2,336,000 and for the accelerated vesting of 98,634 shares of unvested restricted stock.  The separation agreement also provides that Mr. Baughan will not compete with the Company for a period of 42 months following his termination.

Grants of Plan-Based Awards During 2010

The following table sets forth information concerning incentive awards made to our Named Executive Officers in 2010.  Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our “Compensation Discussion and Analysis.”

	Estimated Future Payouts Under Non-Equity				All Other Stock	Grant Date Fair
	Incentive Plan Awards (1)				Awards: Number of	Value of Stock
	Grant	Threshold			Shares of Stock or	and Options
Name	Date	($)(2)	Target ($)	Maximum ($)	Units (#)(3)(5)	Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Amin J. Khoury	1/1/2010	$—	$1,005,000	—	$—	$—
	12/15/2010	—	—	—	94,297	3,456,928

Werner Lieberherr	1/1/2010	—	414,000	—	—	—
	12/15/2010	—	—	—	21,959	805,017

Thomas P. McCaffrey	1/1/2010	—	468,000	—	—	—
	12/15/2010	—	—	—	27,109	993,816

Wayne Exton	1/1/2010	—	255,000	—	—	—
	12/15/2010	—	—	—	12,893	472,657

Richard M. Sharpe	1/1/2010	—	288,000	—	—	—
	12/15/2010	—	—	—	14,512	532,010

Ryan M. Patch	1/1/2010	—	303,000	—	—	—
	12/15/2010	—	—	—	13,776	505,028

Michael B. Baughan	1/1/2010	—	—	—	—	—
	12/15/2010	—	—	—	—	—

(1)
The amounts shown represent the range of annual cash incentive opportunities for each Named Executive Officer under our 2010 MIP.  There are no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings.  The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(2)
Since the amount of Non-Equity Incentive Plan awards are determined on the basis of a Named Executive Officer’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards made on December 15, 2010 were approved by our Compensation Committee at its meeting on October 28, 2010.  This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants to Named Executive Officers made effective as of December 15 of each year (or if December 15 is not a business day, the first business day thereafter).  The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant.  All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

(4)
The amounts shown represent the FASB ASC 718 fair value determined as of the date of grant.  For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2010 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2011.

(5)
Seventy-five percent of the 2010 annual award is subject to time-based vesting and 25% of the 2010 annual award is subject to performance-based vesting.  The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date.  The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four-years from the date of grant, subject to the following conditions:  (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2010, which includes unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)(1)(2)	($)(3)
(a)	(b)	(g)	(h)
Amin J. Khoury	12/15/2010	94,297	$3,491,818
	12/15/2009	97,193	3,599,057
	11/17/2008	179,054	6,630,370
	11/15/2007	10,228	378,743

Werner Lieberherr	12/15/2010	21,959	813,142
	12/15/2009	18,519	685,759
	11/17/2008	31,941	1,182,775
	11/15/2007	4,085	151,268

Thomas P. McCaffrey	12/15/2010	27,109	1,003,846
	12/15/2009	31,878	1,180,442
	11/17/2008	55,712	2,063,015
	11/15/2007	2,757	102,092

Wayne Exton	12/15/2010	12,893	477,428
	12/15/2009	15,040	556,931
	11/17/2008	25,798	955,300
	11/15/2007	1,604	59,396

Richard M. Sharpe	12/15/2010	14,512	537,379
	11/16/2009	14,528	537,972
	5/19/2009	37,500	1,388,625

Ryan M. Patch	12/15/2010	13,776	510,125
	12/15/2009	15,040	556,931
	12/23/2008	43,452	1,609,028

Michael B. Baughan	12/15/2010	--	--
	12/15/2009	--	--
	11/17/2008	--	--

(1)
Seventy-five percent of the 2008, 2009 and 2010 annual restricted stock awards are subject to time-based vesting and 25% of the 2008, 2009 and 2010 annual restricted stock awards are subject to performance-based vesting.  The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date.  The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

(2)
Twenty-five percent of the 2007 annual restricted stock award vests on each of the first through fourth anniversaries of the date of grant, provided that the executive is employed on the applicable vesting date.

(3)	The market value of unvested shares is based on the closing share price of $37.03, which was the closing price of our common stock as quoted on the NASDAQ National Market on December 31, 2010.

Option Exercises and Stock Vested Table During 2010

The following table provides information concerning vesting of common stock awards held by each Named Executive Officer during 2010.  No options were outstanding in 2010.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
(a)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	245,869	$ 8,182,991

Werner Lieberherr	32,852	1,158,345

Thomas P. McCaffrey	75,266	2,538,281

Wayne Exton	24,150	892,950

Richard M. Sharpe	17,343	505,449

Ryan M. Patch	26,740	992,020

Michael B. Baughan	151,805	5,624,537

(1)	Represents the shares of restricted stock that vested during 2010.

(2)
Represents the number of shares of restricted stock that vested during 2010 multiplied by the closing price of our common stock as reported on the NASDAQ National Market on the applicable vesting date.

Nonqualified Deferred Compensation

All of our employees, including our Named Executive Officers, participate in our qualified 401(k) defined contribution plan.  Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $9,800.  In 2010, we did not provide any nonqualified deferred compensation benefits to any of our employees.  Beginning in 2010, the Company adopted the BE Aerospace, Inc. 2010 Deferred Compensation Plan.  The plan is a nonqualified deferred compensation plan pursuant to which certain senior employees of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus.  Each of our Named Executive Officers is eligible to participate in the plan.  No deferrals or contributions were made in 2010.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our Named Executive Officers as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Chairman and Chief Executive Officer, or CEO.  The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined.  The agreement provides that Mr. Khoury will receive a base salary of $1,115,200 per year (as of July 1, 2010), subject to an annual cost-of-living increase and other increases as determined from time to time by our Board of Directors.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Our CEO is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and automobile insurance at a cost of approximately $38,000 per year.

General Provisions

In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary.  These payments are made on a quarterly basis in arrears. In addition, we make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.  This payment is made in the quarter following the change in salary.  All such payments are made to a grantor trust for the benefit of Mr. Khoury, such payments are taxable to Mr. Khoury when paid, and historically have been distributed to Mr. Khoury at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Mr. Khoury’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding a termination of his employment for any reason.

Pursuant to the agreement, if Mr. Khoury’s employment with us terminates for any reason other than death or incapacity, we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon. The consulting agreement will extend for a period of five years following Mr. Khoury’s termination of employment. During the duration of his consulting agreement, Mr. Khoury will be entitled to an annual consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits under our travel policy described above in our “Compensation Discussion and Analysis,” automobile benefits and reimbursement for reasonable out-of-pocket business expenses. Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury is providing consulting services under the consulting agreement.  During the five-year term, the consulting agreement may not be amended or terminated without the prior written consent of us and Mr. Khoury.  In the event of Mr. Khoury’s death or disability during the consulting period, he or his designee will receive a lump sum payment equal to the fees for the then-existing term of the consulting period.

In the event that any payments or other benefits made to Mr. Khoury are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment.  Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code.  Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will also be paid by us.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations.  In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Voluntary Termination.  If Mr. Khoury terminates his employment with us at any time and for any reason other than due to death, incapacity or in connection with the closing of a Change of Control transaction, he is entitled to a lump sum severance payment amount equal to one times his annual base salary.

Involuntary Termination.  If Mr. Khoury’s employment with us is terminated by us for any reason other than death, incapacity or in connection with the closing of a change of control transaction, he is entitled to (i) a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) a final payment in lieu of retirement benefits determined as if he remained employed for three years following the termination of his employment and (iii) accelerated vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, and (iv) a lump sum severance amount equal to one times his annual base salary.

Change of Control.  If a change of control occurs, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  In addition, if his employment terminates contemporaneously with a change of control transaction for any reason other than his resignation for good reason, our CEO will be entitled to a lump sum severance amount equal to one times his annual base salary.  If Mr. Khoury’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in his employment agreement as described above.  However, if Mr. Khoury’s employment is terminated by him for good reason following a change of control, he will receive (i) a lump sum amount equal to the sum of the annual base salary he would have received had he remained employed through the third anniversary of the termination date, (ii) a final payment in lieu of retirement benefits calculated as if he had remained employed through the third anniversary of the termination date, and (iii) a severance payment of one times his base salary in effect for that year.  In the event of a dispute regarding the benefits payable to Mr. Khoury upon a change of control, we will pay or reimburse him for all related legal expenses.  In the event the Company determines it likely that a change of control will occur, it will establish a grantor trust to secure any potential obligations to the CEO associated with the change of control.

Death.  In the event of Mr. Khoury’s death, his designee will receive an amount equal to the salary that would have been due to him if he remained employed through the third anniversary of the termination date. In addition, Mr. Khoury’s designee will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  In 2007, we entered into a death benefit agreement with Mr. Khoury that provides for the payment of a $3.0 million death benefit to his named beneficiary upon his death during or after his employment.  We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity.  In the event of Mr. Khoury’s termination of employment due to his incapacity, he will receive an amount equal to two times the annual base salary that he would have received had he remained employed through the third anniversary of the termination date, payable in a lump sum.  In addition, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Werner Lieberherr.  Mr. Lieberherr was party to an employment agreement, amended and restated as of December 9, 2008.  Under the employment agreement, Mr. Lieberherr was eligible to receive an annual discretionary incentive bonus, an automobile allowance and to participate in all benefit plans, programs and arrangements available to our executive officers.

Upon his death, or if his employment was terminated due to incapacity Mr. Lieberherr or his designee would have received a lump-sum amount equal to the base salary and automobile allowance he would have received for the remainder of the then-existing term of his agreement.  If his employment had been terminated due to incapacity he would also have been entitled to a continuation of benefits for the remainder of the then-existing term of his agreement.  If his employment had been terminated without cause (as defined in the agreement), or if following a change of control, Mr. Lieberherr resigned for good reason or was terminated without cause, he would have been entitled to receive a continuation of benefits and a lump-sum payment equal to his base salary plus his base salary for the remainder of the then-existing term.

We entered into an amended and restated employment agreement with Mr. Lieberherr effective January 1, 2011, pursuant to which he serves as our President and Chief Operating Officer. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier.  The agreement provides that Mr. Lieberherr will receive a base salary of $530,000 per year (as of January 1, 2011), subject to adjustment from time to time by our Compensation Committee.  He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion.  Mr. Lieberherr is also eligible to participate in all benefit plans, programs and arrangements generally made available to our executives and to receive an automobile allowance of $1,100 per month.  Mr. Leiberherr is subject to noncompetition and nonsolicitation obligations during his employment and for a period of three years thereafter.  Mr. Lieberherr is also party to the Company’s standard proprietary information and confidentiality agreement.

General Provisions

Our agreement with Mr. Lieberherr provides that on January 1 of each year Mr. Lieberherr is employed, the Company will make a tax deferred retirement contribution equal to 20% of his salary then in effect, to the 2010 Deferred Compensation Plan (the “Deferred Compensation Plan”), on his behalf.  Mr. Lieberherr must be employed on the date of contribution to receive the retirement contribution.  Each retirement contribution is subject to the terms and conditions of the Deferred Compensation Plan.  Contributions made for calendar years 2011 through 2015 will vest in full on January 1, 2016 so long as Mr. Lieberherr is employed on such date.  All contributions made on and after January 1, 2016, will vest in full on the date of contribution.

Specific Termination and Change of Control Provisions

Mr. Lieberherr will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death; Incapacity.  Upon his death or incapacity, Mr. Lieberherr or his designee is entitled to a lump sum payment equal to the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources.  In addition, Mr. Lieberherr, or his estate, will be entitled to the immediate vesting of all outstanding equity awards.

Termination without Cause.  In the event that we terminate Mr. Lieberherr’s employment without cause (as defined in the agreement), he will be entitled to a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term plus an amount equal to one times his base salary, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources.  In addition, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control.  In the event that following a change of control, Mr. Lieberherr resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to one times his base salary and continuation of his base salary for the then-existing duration of the agreement.  In addition, Mr. Lieberherr will be entitled to continuation of benefits for the then-existing term of the agreement, subject to mitigation from other sources.  Upon a change of control, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Thomas P. McCaffrey.  Mr. McCaffrey is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO.  The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier.  The agreement provides that Mr. McCaffrey will receive a base salary of $520,400 per year (as of July 1, 2010), subject to cost of living and other increases as determined from time to time by the Compensation Committee.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. McCaffrey is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. McCaffrey provides that we will make quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years service with the Company, less all prior payments.  These payments are made to a grantor trust for the benefit of Mr. McCaffrey, such payments are taxable to Mr. McCaffrey when paid, and historically have been distributed to Mr. McCaffrey at the time of payment as provided pursuant to the terms of the trust agreement.  These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.  We make these payments on a quarterly basis in arrears.

In the event our CFO terminates employment for any reason other than a termination by us for cause, he will be entitled to any accrued but unpaid bonus for the prior year and any accrued but unpaid payments in lieu of retirement benefits.

In the event that any payments or other benefits made to him are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, Mr. McCaffrey will receive an excise tax gross-up payment.  Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code.  Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. McCaffrey is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination; Resignation with Good Reason.  In the event Mr. McCaffrey’s employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), other than contemporaneously with a change of control transaction, he will receive a lump sum severance amount equal to two times his annual salary, plus the salary he would have received had he remained employed through the third anniversary of the termination date. He will also receive a final payment in lieu of retirement benefits determined as if he continued employment for three years following the termination.  As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control.  If a change of control occurs, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term.  In addition, if, contemporaneously with a change of control transaction, Mr. McCaffrey’s employment is terminated for any reason, Mr. McCaffrey will be entitled to a lump sum amount equal to two times his annual base salary.  If Mr. McCaffrey’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment for good reason or without cause he will be entitled to the payments and benefits set forth in the employment agreement described above.  In the event of a dispute regarding the benefits payable to Mr. McCaffrey upon a change of control, we will pay or reimburse him for all related legal expenses.

Death.  In the event of Mr. McCaffrey’s termination due to his death, his designee will receive a lump sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of the termination date. Mr. McCaffrey’s eligible dependents will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits.  In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  In 2007, we entered into a death benefit agreement with Mr. McCaffrey that provides for the payment of a $1.0 million death benefit to his named beneficiary upon his death during or after his employment.  We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon Mr. McCaffrey’s death.

Incapacity.  In the event of Mr. McCaffrey’s termination due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of the termination date. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  Mr. McCaffrey and his eligible dependants will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.

Retirement; Resignation Without Good Reason.  If Mr. McCaffrey retires or resigns without good reason at any time, he is entitled to a lump sum severance payment equal to one times his annual base salary.

Termination for Cause.  If, at any time, Mr. McCaffrey is terminated by us for cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Wayne Exton.  Mr. Exton is party to an employment agreement amended and restated as of March 17, 2009, pursuant to which he serves as Vice President and General Manager-Business Jet Segment.  The agreement is for an initial one year period and is automatically renewed for additional one-year terms unless either we or Mr. Exton gives the other party at least 30 days written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement Mr. Exton receives an annual salary of $355,400 per year (as of July 1, 2010), subject to adjustment from time to time.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Death; Incapacity.  Upon his death, Mr. Exton is entitled to a lump sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-existing term.  In the event of the termination of Mr. Exton’s employment due to his incapacity, he is entitled to a lump sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement as well as the continuation of benefits through the then-existing term, subject to mitigation from other sources.

Termination without Cause.  In the event that we terminate Mr. Exton’s employment without cause, he will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement.

Change of Control.  Following a change of control, if Mr. Exton resigns for good reason or we terminate his employment without cause, he will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement.

Termination for Cause; Resignation without Good Reason.  If Mr. Exton is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Ryan M. Patch.  Mr. Patch is party to an employment agreement dated October 17, 2008, pursuant to which he serves as the Vice President – Law, General Counsel and Secretary of the Company.  The agreement has an initial term of three years and is automatically renewed for additional one-year terms unless either we or Mr. Patch give the other party at least 6 months written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement, Mr. Patch receives an annual salary of $421,200 per year (as of July 1, 2010), subject to adjustment from time to time by the Compensation Committee.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. Patch is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.  Mr. Patch is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Death.  Upon his death, Mr. Patch’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement.  Mr. Patch’s eligible dependents will also be entitled to continuation of medical, dental and health benefits for two years following his death.  In addition, upon a termination of his employment due to death, Mr. Patch’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity.  In the event of the termination of Mr. Patch’s employment due to his incapacity, Mr. Patch is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement.  Mr. Patch and his eligible dependents will also be entitled to continuation of benefits for two years following his termination.  In addition, upon a termination of his employment due to incapacity, Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Termination without Cause.  In the event that we terminate Mr. Patch’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) his base salary for one year, (ii) his target incentive bonus for the year in which his termination occurs, and (iii) his base salary for the remainder of the then-existing term of the agreement.  In addition, Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control.  If following, or in connection with, a change of control (as defined in the agreement), Mr. Patch resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) his base salary for one year, (ii) his target incentive bonus for the year in which the termination occurs, and (iii) his base salary and automobile allowance for the remainder of the then-existing term of the agreement.  In addition, Mr. Patch and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement.  Upon a change of control, Mr. Patch will also be entitled to the immediate vesting of all outstanding equity awards.

In the event that any payments or other benefits made to Mr. Patch are subject to excise taxes, interest or penalties under Section 409A of the Internal Revenue Code, he will receive a tax gross-up payment.

Richard M. Sharpe.  Mr. Sharpe is party to an employment agreement dated May 1, 2009, pursuant to which he serves as the Vice President and General Manager of the Consumables Management Segment.  The agreement has an initial term of one year and is automatically renewed for additional one-year terms unless either we or Mr. Sharpe give the other party at least 90 days written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement, Mr. Sharpe receives an annual salary of $400,000 per year (as of July 1, 2010), subject to adjustment from time to time.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. Sharpe may participate in all benefits plans, programs and arrangements generally made available to our executive officers.  Mr. Sharpe is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Death.  Upon his death, Mr. Sharpe’s designee is entitled to a lump sum payment equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement.

Incapacity.  In the event of the termination of Mr. Sharpe’s employment due to his incapacity, Mr. Sharpe is entitled to a lump sum payment equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement.  Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing term of the agreement, subject in each case, to mitigation from other sources.

Termination without Cause.  In the event that we terminate Mr. Sharpe’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) his base salary for one year, and (ii) his base salary for the remainder of the then-existing term of the agreement.  Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing employment term of the agreement, subject to mitigation from other sources.

Change of Control.  If following, or in connection with, a change of control (as defined in the agreement), Mr. Sharpe resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) his base salary for one year, and (ii) his base salary for the remainder of the then-existing term of the agreement.  In addition, Mr. Sharpe and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources.

Michael B. Baughan. Mr. Baughan, our former President and Chief Operating Officer resigned from the Company effective as of December 13, 2010.  In connection with his resignation, we entered into a separation agreement that provided for a one-time cash payment aggregating approximately $2,336,000 and accelerated vesting of 98,634 shares of restricted stock.  The separation agreement also provides that Mr. Baughan will not compete with the Company for a period of 42 months following his termination.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our Named Executive Officers as a result of a termination of the Named Executive Officer’s employment or a change of control.  The tables generally assume that the Named Executive Officer’s employment terminated on December 31, 2010 and, if applicable, that the change of control occurred on December 31, 2010.  In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $37.03, which was the closing price of our common stock as quoted on the NASDAQ National Market on December 31, 2010.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the Named Executive Officers would have been entitled to receive on December 31, 2010, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

●	Defined Contribution Plans. Each of the Named Executive Officer’s account balances under the 401(k) plan, including any Company contributions, were fully vested as of December 31, 2010.

●
Vested Equity Awards.  Once vested, restricted stock awards are not forfeitable.  The number and fair market value of all shares of restricted stock that were vested as of December 31, 2010 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

●
Life Insurance.  Each of the Named Executive Officers is entitled to receive Company paid group term life insurance of one times his or her base salary.  This plan is applicable to all of our employees on a nondiscriminatory basis.

●
Executive Medical Benefits.  Pursuant to his employment agreement, Mr. Khoury and his spouse are entitled to receive medical benefits for the remainder of their lives regardless of the reason for termination of employment.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2010 and do not reflect any actual payments to be received by the Named Executive Officers:

Amin J. Khoury

					Change of Control
					Contempraneous
					Involuntary	Contemporaneous
Compensation	Voluntary			Involuntary	Termination/	Resignation With	Remain
Element	Resignation	Incapacity	Death	Termination	Resignation	Good Reason	Employed
Lump-sum of Salary for Contract Term/Severance Payment	$1,115,200	$6,691,200	$3,345,600	$4,460,800	$1,115,200	$4,460,800	$--

Accrued Cash Incentive Compensation	--	1,227,000	1,227,000	1,227,000	1,227,000	1,227,000	--

Retirement Contribution	--	--	--	5,018,400	--	5,018,400	--

Total Cash Payments	1,115,200	7,918,200	4,572,600	10,706,200	2,342,200	10,706,200	--

Acceleration of Unvested Equity Awards	--	11,765,423	11,765,423	11,765,423	11,765,423	11,765,423	11,765,423

Tax Gross-up	--	--	--	--	--	--	--

TOTAL	$1,115,200	$19,683,623	$16,338,023	$22,471,623	$14,107,623	$22,471,623	$11,765,423

Werner Lieberherr

	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination for			Without	Remain	Without
Element	Cause	Incapacity	Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$233,151	$233,151	$693,151	$--	$693,151

Benefit Continuation	--	17,316	6,690	10,626	--	10,626

Total Cash Payments	--	250,467	239,841	703,777	--	703,777

Acceleration of Unvested Equity Awards	--	2,832,943	2,832,943	--	2,832,943	2,832,943

Tax Gross-up	--	--	--	--	--	--

TOTAL	$--	$3,083,410	$3,072,784	$703,777	$2,832,943	$3,536,720

Thomas P. McCaffrey

					Involuntary
					Termination	Change of Control
					Without		Contemporaneous
		Resignation			Cause/		Resignation/
Compensation	Termination	Without Good			for Good	Remain	Involuntary
Element	For Cause	Reason	Incapacity	Death	Reason	Employed	Termination
Lump-sum of Salary for Contract Term/Severance Payment	$--	$520,400	$1,561,200	$1,561,200	$2,602,000	$--	$1,040,800

Accrued Cash Incentive Compensation	--	572,000	572,000	572,000	572,000	--	572,000

Benefit Continuation	--	--	104,210	64,610	64,610	--	--

Retirement Contribution	--	--	--	--	780,600	--	--

Total Cash Payments	--	1,092,400	2,237,410	2,197,810	4,019,210	--	1,612,800

Acceleration of Unvested Equity Awards	--	--	4,349,396	4,349,396	4,349,396	4,349,396	4,349,396

Tax Gross-up	--	--	--	--	--	--	--

TOTAL	$--	$1,092,400	$6,586,806	$6,547,206	$8,368,606	$4,349,396	$5,962,196

Wayne Exton

	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination for			Without	Remain	Without
Element	Cause	Incapacity	Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$116,844	$116,844	$472,244	$--	$472,244

Benefit Continuation	--	2,662	--	2,662	--	2,662

Total Cash Payments	--	119,506	116,844	474,906	--	474,906

Acceleration of Unvested Equity Awards	--	2,049,055	2,049,055	--	2,049,055	2,049,055

Tax Gross-up	--	--	--	--	--	--

TOTAL	$--	$2,168,561	$2,165,899	$474,906	$2,049,055	$2,523,961

Ryan M. Patch

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
	Termination for			Termination	Remain	Cause/Resignation
Compensation Element	Cause	Incapacity	Death	Without Cause	Employed	with Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$842,400	$842,400	$1,263,600	$--	$1,263,600

Accrued Cash Incentive Compensation	--	--	--	335,000.0	--	335,000

Benefit Continuation	--	63,183	63,183	--	--	63,183

Total Cash Payments	--	905,583	905,583	1,598,600	--	1,661,783

Acceleration of Unvested Equity Awards	--	2,676,084	2,676,084	2,676,084.0	2,676,084	2,676,084

Tax Gross-up	--	--	--	--	--	--

TOTAL	$--	$3,581,667	$3,581,667	$4,274,684	$2,676,084	$4,337,867

Richard M. Sharpe

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
	Termination for			Termination	Remain	Cause/Resignation
Compensation Element	Cause	Incapacity	Death	Without Cause	Employed	with Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$131,507	$131,507	$531,507	$--	$531,507

Benefit Continuation	--	2,856	--	2,856	--	2,856

Total Cash Payments	--	134,363	131,507	534,363	--	534,363

Acceleration of Unvested Equity Awards	--	2,463,976	2,463,976	--	2,463,976	2,463,976

Tax Gross-up	--	--	--	--	--	--

TOTAL	$--	$2,598,339	$2,595,483	$534,363	$2,463,976	$2,998,339

Michael B. Baughan

Separation
Compensation Element	Agreement
Cash payments in connection with separation agreement	2,336,000

Acceleration of Unvested Equity Awards	3,652,417

Tax Gross-up	--

TOTAL	$5,988,417

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: 2005 Long-Term Incentive Plan, Amended and Restated 1989 Stock Option Plan, 1991 Directors’ Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors’ Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the 2005 Long-Term Incentive Plan, the Amended and Restated 1994 Employee Stock Purchase Plan and the Non-Employee Directors Deferred Stock Plan.  The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2010:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights(1)	($)	Column (a)) (2)
Equity Compensation Plans approved by security holders(3)	24,500	$10.42	2,112,486
Equity Compensation Plans not approved by security holders(4)	103,366	6.93	--
Total	127,866	$7.60	2,112,486

(1)	As of December 31, 2010, the weighted average remaining contractual life of all outstanding stock options was 3.0 years.

(2)	Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan and rights under the Non-Employee Directors Deferred Stock Plan.

(3)
Awards were granted pursuant to the following plans: the 2005 Long-Term Incentive Plan, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan.  The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans.  The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme.  The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992.  The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board of Directors and are equal to 100% of the fair market value of the Company’s common stock on the date of grant.  Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.  Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately.  In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan.  The Board of Directors adopted the 1996 Stock Option Plan on August 16, 1996.  The plan provides for the grant of nonstatutory stock options to employees, consultants and advisors of the Company and its subsidiaries other than directors and executive officers.  No further option grants will be made under the plan.

The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant.  Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited.  However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date.  In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval.  The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds [$120,000].  The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest.  In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services.  The policy also identifies certain types of transactions that our Board of Directors has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions.  These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, during 2010, three Form 4’s were filed late and all other Section 16(a) filing requirements applicable to its officers, directors and greater-than-10-percent beneficial owners were complied with.  In making the above statements, the Company has relied on the written representations of its directors and officers and a review of the copies of the Section 16(a) reports that have been filed with the Securities and Exchange Commission.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2011 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance.  If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them.  Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2010 fiscal year.  In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and performed certain non-audit services.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors on page 11.  For information concerning fees paid to Deloitte & Touche LLP, see Principal Accountant Fees and Services on page 45.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2010.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee of the Company’s Board of Directors considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.  The Audit Committee of the Company’s Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2010 and December 31, 2009.

	2010	2009
	(in thousands)	(in thousands)
Audit Fees	$3,216	$2,669
Audit-Related Fees	52	15
Tax Fees	1,566	1,472
Total	$4,834	$4,156

Audit Fees

Audit fees in 2010 and 2009 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the Securities and Exchange Commission.  Audit fees in 2010 and 2009 also include $3,875 and $8,925, respectively, of fees related to work to support the Company’s grant application in Ireland.

Audit-Related Fees

Audit-related fees in 2010 and 2009 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the Employee Stock Purchase Plan audit and acquisition related services.

Tax Fees

Tax fees in 2010 and 2009 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP.  Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement.  Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement.  In 2010, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2012 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 17, 2012 to be considered for inclusion in the Company’s proxy materials for that meeting.  For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2011 or 2012, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company's By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement.  However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one.  There is no charge.  Please contact:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Investor Relations
Telephone: 561-791-5000

B/E AEROSPACE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 26, 2011.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Two Class II Directors:	For	Withhold
01 - Robert J. Khoury	☐	☐
02 - Jonathan M. Schofield	☐	☐

B Vote on Proposals

The Board of Directors unanimously recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐

The Board of Directors unanimously recommends a vote for every 3 YEARS for Proposal 3.

	3 Yrs	2 Yrs	1 Yr	Abstain
3. Say When on Pay – An advisory vote on the approval of the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

The Board of Directors unanimously recommends a vote FOR Proposal 4.

	For	Against	Abstain
4. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy — BE Aerospace, Inc.

ANNUAL MEETING
JULY 26, 2011

The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on July 26, 2011 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. and at any adjournment thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) for every THREE (3) years for Proposal 3, (4) FOR Proposal 4, and (5) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 26, 2011. The Company's 2011 Proxy Statement and the Company's Annual Report for 2010 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy.

CONTINUED AND TO BE VOTED ON REVERSE SIDE

D Non-Voting Items

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